Exhibit (a)(1)(H)

FORM OF CONFIRMATION LETTER TO ELIGIBLE HOLDERS

PARTICIPATING IN THE EXCHANGE OFFER

Date: [__________], 2018

To: [__________]

From: Regulus Therapeutics Inc.

Re: Confirmation of Acceptance of Election Form

Thank you for your submission of the Election Form. We confirm with this letter that we have accepted your Election Form. Subject to the other terms and conditions of the Exchange Offer, your Eligible Options will be cancelled and New RSUs will be granted to you. Shortly, we will be sending you a grant notice and award agreement for your New RSUs that contain the terms of the New RSUS (the “New RSU Agreement”) as described in the Offer to Exchange Eligible Options for New Restricted Stock Units dated October 15, 2018 (the “Exchange Offer”). The New RSU Agreement will be delivered electronically via your E*trade account for your review and acceptance; if you do not have an E*trade account, we will send these documents to you directly.

In the meanwhile, if you have any questions, please send an email to TenderOffer@regulusrx.com or call Daniel Chevallard at (858) 202-6376.

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Exchange Offer.

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